Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Mitsui Sumitomo Insurance Company, Limited:
We consent to the use of our report dated October 19, 2007, with respect to the consolidated balance sheets of Mitsui Sumitomo Insurance Company, Limited as of March 31, 2006 and 2007, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2007, and the related financial statement schedules, included herein and to the references to our firm under the heading “Experts” in the prospectus.
The audit report covering the March 31, 2007 consolidated financial statements contains an explanatory paragraph that states that the Company has restated the consolidated balance sheet as of March 31, 2006 and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for the two-year period then ended.
/s/ KPMG AZSA & Co.

Tokyo, Japan
December 19, 2007